ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Reports Second Quarter 2010 Results

SAN ANTONIO (August 16, 2010) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and six months ended June 30, 2010 and provided an operational update.

Financial and Operating Results
The three months ended June 30, 2010 resulted in:
•	Production of 370 MBoe (4,065 Boepd);
•	Revenue of $14.9 million;
•	EBITDA(a) of $7.7 million;
•	Cash flow(a) of $5.0 million;
•	Net income of $5.3 million, or $0.07 per share; and
•	Adjusted net loss(a) of $641,000, or $0.01 per share, excluding certain non-cash items.

(a)	See reconciliation of non-GAAP financial measures below.

Net income for the quarter ended June 30, 2010 was $5.3 million, or $0.07 per share, compared to net loss of $10.0 million, or $0.20 per share, for the same period in 2009.  Adjusted net loss, excluding unrealized gains on derivative contracts, for the quarter ended June 30, 2010 was $641,000, or $0.01 per share, compared to adjusted net income, excluding unrealized losses on derivative contracts and non-controlling interest, of $766,000, or $0.02 per share, for the same period in 2009.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with ASC 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.

Operational Update
Rocky Mountain:
•
In McKenzie County, North Dakota, Abraxas’ first horizontal operated well in the Bakken/Three Forks oil play is currently drilling the curve at a total measured depth of approximately 10,500 feet.  The first well will target the Three Forks formation and the second well will target the middle Bakken formation.  Abraxas owns an approximate 60% working interest in the first well and an approximate 70% working interest in the second well.

Canada:
•
In the Twining area of Alberta, Canadian Abraxas (“Canaxas”) has reached total depth on its first horizontal well targeting the Pekisko formation and has recently spudded the second horizontal well.  The first well is scheduled to be fracture stimulated in late August.  Two successful wells will earn Canaxas approximately ten sections, or 6,400 net acres.  Canaxas owns a 100% working interest in each of these wells.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Comments
“From an operational standpoint, the second quarter of 2010 was relatively slow as we prepared for our 2nd half of 2010 drilling program which got underway in July.  We look forward to results from our Canadian wells in the third quarter; however, we expect completion delays on our operated wells in the Bakken/Three Forks oil play in the Williston Basin as the area has experienced a significant increase in the number of drilling rigs running and an increase in the number of stages on a given frac job.  As a result, frac crews and equipment are in short supply.  Nonetheless, we will continue to work with the various service providers and expect that once the wells are drilled, we will be much better positioned to secure frac dates,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Tuesday, August 17, 2010, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.680.0860, passcode 87046533, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS
•           (UNAUDITED)
•
(In thousands except per share data):	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Financial Results:
Revenues	$14,909	$12,368	$31,035	$23,218
EBITDA(a)	7,675	11,870	15,346	21,830
Cash flow(a)	4,990	8,326	9,886	15,281
Net income (loss)	5,300	(10,032)	16,483	(5,582)
Net income (loss) per share – basic	$0.07	$(0.20)	$0.22	$(0.11)
Weighted average shares outstanding – basic	75,850	49,564	75,824	49,628

Production:
Crude oil per day (Bopd)	1,420	1,613	1,392	1,602
Natural gas per day (Mcfpd)	15,872	17,400	15,924	17,706
Crude oil equivalent per day (Boepd)	4,065	4,513	4,046	4,553
Crude oil equivalent (MBoe)	369.9	410.7	732.4	824.1

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$66.31	$67.04	$66.88	$63.88
Natural gas ($ per Mcf)	5.03	5.84	5.10	5.68
Crude oil equivalent ($ per Boe)	42.78	46.49	43.08	44.55

Expenses:
Lease operating ($ per Boe)	$13.63	$11.42	$13.14	$11.22
Production taxes (% of oil and gas revenue)	10.4%	10.7%	10.6%	11.5%
General and administrative, excluding stock-based compensation ($ per Boe)	4.47	3.10	4.76	3.80
Cash interest ($ per Boe)	5.72	7.07	5.89	6.45
Depreciation, depletion and amortization ($ per Boe)	11.98	10.98	11.84	10.91

(a)	See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	June 30, 2010	December 31, 2009

Cash	$2,594	$1,861
Working capital (a)	229	(2,568)
Property and equipment – net	145,066	156,156
Total assets	173,859	176,236

Long-term debt	144,317	143,592
Stockholders’ equity	(1,090))	(18,363)
Common shares outstanding	76,370	76,232

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION
STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Oil and gas production revenues	$14,646	$12,119	$30,509	$22,715
Rig revenues	259	247	520	500
Other	4	2	6	3
	14,909	12,368	31,035	23,218
Operating costs and expenses:
Lease operating	5,040	4,688	9,627	9,245
Production taxes	1,525	1,297	3,227	2,609
Depreciation, depletion, and amortization	4,433	4,507	8,674	8,994
Rig operations	193	211	390	399
General and administrative (including stock-based compensation of $537, $329, $847 and $596)	2,191	1,601	4,332	3,730
	13,382	12,304	26,250	24,977
Operating income (loss)	1,527	64	4,785	(1,759)

Other (income) expense:
Interest income	(2)	(6)	(4)	(11)
Interest expense	2,252	3,051	4,586	5,607
Amortization of deferred financing fees	513	374	1,322	586
(Gain) loss on derivative contracts (unrealized of $(5,941), $20,889, $(17,636) and $14,459)	(6,550)	14,560	(17,527)	1,695
Financing fees	—	—	—	362
Other	14	2,208	(75)	2,229
	(3,773)	20,187	(11,698)	10,468
Net income (loss) before non-controlling interest	5,300	(20,123)	16,483	(12,227)
Non-controlling interest	—	10,091	—	6,645
Net income (loss)	$5,300	$(10,032)	$16,483	$(5,582)

Net income (loss) per common share - basic	$0.07	$(0.20)	$0.22	$(0.11)
Net income (loss) per common share - diluted	$0.07	$(0.20)	$0.21	$(0.11)

Weighted average shares outstanding:
Basic	75,850	49,564	75,824	49,628
Diluted	77,148	49,564	77,052	49,628

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) and cash interest. The following table provides a reconciliation of cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating income (loss)	$1,527	$64	$4,785	$(1,759))
Depreciation, depletion and amortization	4,433	4,507	8,674	8,994
Stock-based compensation	537	329	847	596
Realized gain (loss) on derivative contracts	609	6,329	(109)	12,764
Cash interest	(2,116))	(2,903))	(4,311))	(5,314))
Cash flow	$4,990	$8,326	$9,886	$15,281

EBITDA is defined as net income (loss) plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating income (loss)	$1,527	$64	$4,785	$(1,759)
Depreciation, depletion and amortizati	4,433	4,507	8,674	8,994
Stock-based compensation	537	329	847	596
Realized gain (loss) on derivative contracts(a)	1,178	6,970	1,040	13,999
EBITDA	$7,675	$11,870	$15,346	$21,830

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

    This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items”, which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding non-cash change in derivative fair value, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss)	$5,300	$(10,032)	$16,483	$(5,582)
Non-controlling interest	—	(10,091))	—	(6,645))
Loss (gain) on unrealized derivative contracts	(5,941))	20,889	(17,636))	14,459
Adjusted net income (loss), excluding certain non-cash items	$(641))	$766	$(1,153)	$2,232
Net income (loss) per share – basic	0.07	(0.20)	0.22	(0.11))
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$(0.01))	$0.02	$(0.02)	$0.04